November 27, 2018

Mark Sopp
Chief Financial Officer
KBR, INC.
601 Jefferson Street
Suite 3400
Houston, TX 77002

       Re: KBR, INC.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           File No. 001-33146

Dear Mr. Sopp:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction